Exhibit 23.4

[LETTERHEAD OF MC GLADREY & PULLEN]

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement of Centennial Bank Holdings, Inc. on Form S-4 of our report dated February 11, 2005 on the consolidated financial statements of First MainStreet Financial Ltd. and subsidiaries. We also consent to the reference to our firm under the captions “Experts” in such Registration Statement.

/s/    MCGLADREY & PULLEN

Des Moines, Iowa

July 15, 2005